Trecora Resources Announces Fourth Quarter and Full Year 2020 Results • Full year net income of $31.2 million (which includes the net gain from the sale of AMAK of $26.2 million) compared to net loss of $15.0 million in 2019 • Full year 2020 Adjusted EBITDA from continuing operations of $21.6 million • Paydown of $37.4 million of debt in 2020; Bank debt of $46.1 million vs. $83.3 million at end of December 2019; Total cash balance of $55.7 million at year-end • Portfolio of growth projects delivered $4.5 million in EBITDA in 2020 • Launching $20 million share repurchase program • Conference call at 10:00 am ET, March 9, 2021 SUGAR LAND, Texas, March 8, 2021 – Trecora Resources ("Trecora" or the "Company") (NYSE: TREC), a leading provider of specialty hydrocarbons and specialty waxes, today announced financial results for the fourth quarter and full year ended December 31, 2020. Executive Commentary “We fulfilled the commitments we pledged at the onset of 2020 despite the extraordinary challenges that unfolded during the year. Completing the sale of our non-core AMAK investment strengthened our balance sheet by allowing us to significantly reduce bank debt to target levels while also maintaining significant liquidity for growth opportunities. The successful launch and execution of our growth portfolio program across the company delivered $4.5 million of Adjusted EBITDA contribution in the year,” said Pat Quarles, Trecora's President and Chief Executive Officer. “We are currently managing the industry-wide impact of the recent freeze event in Texas and the related utility failures. While the full impact on first quarter remains uncertain, we believe we are well-positioned at the start of 2021 to benefit from the strength of our end markets that continue to recover, and from our growth portfolio that continues to progress and evolve. This has given us the confidence to initiate our $20 million share repurchase program and further our commitment to deliver value to our stockholders. This year, we intend to maintain our disciplined and proactive approach to cost control and capital allocation while we focus on investing in accretive growth projects and opportunities,” concluded Mr. Quarles. Sami Ahmad, Trecora's Chief Financial Officer stated, “While prime product sales for the year were severely impacted by the pandemic, declining nearly 10% from 2019, fourth quarter prime product demand increased from weakened levels in the second and third

2 quarters as well as versus fourth quarter 2019. The sales growth was driven by solid demand in the polyethylene and expandable polystyrene markets. “We ended the year with substantial liquidity and a strong balance sheet. Cash at year end was approximately $55.7 million and our revolver remained undrawn. We believe we are well positioned to navigate business uncertainties as well as to drive growth to further enhance stockholder value,” concluded Mr. Ahmad. Fourth Quarter 2020 Financial Results Net loss in the fourth quarter of 2020 was $0.1 million, or $(0.01) per diluted share1, compared to net loss of $19.7 million, or $(0.80) per diluted share2, in the fourth quarter of 2019. Net loss from continuing operations in the fourth quarter of 2020 was $0.1 million, or $(0.01) per diluted share3, compared to net loss from continuing operations of $18.7 million, or $(0.76) per diluted share4, in the fourth quarter of 2019. Adjusted EBITDA from continuing operations was $4.8 million for the fourth quarter of 2020, compared with Adjusted EBITDA from continuing operations of $6.4 million in the fourth quarter of 2019. Total revenue in the fourth quarter of 2020 was $58.1 million compared to $61.7 million in the fourth quarter of 2019. This 5.8% year-over-year decline was due to lower sales prices resulting from lower feedstock costs compared to fourth quarter 2019. Gross profit in the fourth quarter of 2020 was $6.0 million, or 10.3% of total revenues, compared to $8.3 million, or 13.5% of total revenues in the fourth quarter of 2019. Operating loss in the fourth quarter of 2020 was $0.4 million compared to operating loss of $21.9 million for the fourth quarter of 2019. Specialty Petrochemicals Specialty Petrochemicals net income was $4.8 million in the fourth quarter of 2020, compared to net income of $8.5 million in the fourth quarter of 2019. Specialty Petrochemicals volume in the fourth quarter of 2020 was 22.1 million gallons, compared to 17.9 million gallons in the third quarter of 2020 and 20.3 million gallons in the fourth quarter of 2019. Sales revenues for our Specialty Petrochemicals products decreased 6.9% year-over-year, due to lower sales prices resulting from lower feedstock costs. Prime product volume in the fourth quarter of 2020 was 17.6 million gallons, compared to 14.7 million gallons in the third quarter of 2020 and 16.3 million gallons in the fourth quarter of 2019. By-product sales volume was 4.5 million gallons in the fourth quarter of 2020. Adjusted EBITDA from continuing operations for Specialty Petrochemicals in the fourth quarter of 2020 was $6.4 million compared to $8.0 million in the fourth quarter of 2019. 1 Based on 24.8 million shares outstanding 2 Based on 24.7 million shares outstanding 3 Based on 24.8 million shares outstanding 4 Based on 24.7 million shares outstanding

Dollar amounts in thousands/rounding may apply	**THREE MONTHS ENDED DECEMBER 31, 2020**	**2019**	**% Change**
Product sales	$47,852	$51,393	(6.9%)
Processing fees	1,249	1,450	(13.9%)
Gross revenues	$49,101	$52,843	(7.1%)
Operating profit before depreciation and amortization	6,436	7,011	(8.2%)
Operating profit	3,730	5,419	(31.2%)
Net profit before taxes	3,393	3,900	(13.0%)
Depreciation and amortization	2,706	1,592	70.0%
Adjusted EBITDA	6,442	8,020	(19.7%)
Capital expenditures	2,267	1,953	16.1%

Specialty Waxes

Specialty Waxes net loss was $3.2 million in the fourth quarter of 2020, compared to a net loss of $25.5 million in the fourth quarter of 2019. Specialty Waxes generated revenues of approximately $9.0 million in the fourth quarter of 2020, a $0.5 million increase from $8.5 million in the third quarter of 2020, and a $0.1 million increase from the fourth quarter of 2019. Revenue included approximately $7.1 million of wax product sales in the fourth quarter of 2020, 17.9% higher than the same quarter last year. Wax sales volumes increased approximately 14.5%, or over 1.1 million pounds, from the fourth quarter of 2019.

Processing fees, which were approximately $2.0 million in the fourth quarter of 2020, decreased 31.6%, or approximately $0.9 million, from the fourth quarter of 2019, due to reduced customer demand for custom processing services driven by the COVID-19 pandemic. Adjusted EBITDA for Specialty Waxes in the fourth quarter of 2020 was $(0.2) million compared to $0.2 million in the fourth quarter of 2019.

Dollar amounts in thousands/rounding may apply	**THREE MONTHS ENDED DECEMBER 31, 2020**	**2019**	**% Change**
Product sales	$7,063	$5,989	17.9%
Processing fees	1,974	2,887	(31.6%)
Gross revenues	$9,037	$8,876	1.8%
Operating loss before depreciation and amortization	(247)	(23,990)	99.0%
Operating loss	(1,676)	(25,287)	93.4%
Net loss before taxes	(1,626)	(25,541)	93.6%
Depreciation and amortization	1,429	1,298	10.1%
Adjusted EBITDA	(169)	154	(209.7%)
Capital expenditures	775	1,828	(57.6%)

3

4 2020 Full Year Financial Results Net income for full year 2020 was $31.2 million, or $1.23 per diluted share5, which includes the net gain from the sale of AMAK of $26.2 million, compared to net loss of $15.0 million, or $(0.61) per diluted share6, for full year 2019. Net income from continuing operations for full year 2020 was $5.0 million, or $0.20 per diluted share7, compared to net loss of $12.9 million, or $(0.52) per diluted share8, for full year 2019. Adjusted EBITDA from continuing operations for full year 2020 was $21.6 million, compared to Adjusted EBITDA from continuing operations of $31.0 million for full year 2019. Total revenue for full year 2020 was $208.6 million, compared to $259.0 million for the full year 2019, a decrease of 19.4%. This decrease was primarily due to lower sales volumes for prime products and by-products as a result of COVID-19 and its general impact on the economy. A decrease in average selling prices resulting from a decrease in feedstock costs also contributed to the revenue decline. Gross profit for full year 2020 was $28.7 million, or 13.7% of total revenues, compared to $38.5 million, or 14.9% of total revenues, for the full year 2019. Operating income for full year 2020 was $2.9 million, compared to operating loss of $10.9 million for the full year 2019. Specialty Petrochemicals Specialty Petrochemicals net income was $14.9 million in 2020, compared to net income of $25.6 million in 2019. Specialty Petrochemicals volume in 2020 was 75.1 million gallons, compared to 84.8 million gallons in 2019. Prime product volume in 2020 was 61.7 million gallons, compared to 68.1 million gallons in 2019. Adjusted EBITDA for Specialty Petrochemicals for full year 2020 decreased 32.6% to $26.4 million, compared to $39.2 million for full year 2019. Dollar amounts in thousands/rounding may apply YEAR ENDED DECEMBER 31, 2020 2019 % Change Product sales $167,054 $218,742 (23.6%) Processing fees 5,296 5,568 (4.9%) Gross revenues $172,350 $224,310 (23.2%) Operating profit before depreciation and amortization 26,438 38,860 (32.0%) Operating profit 15,827 28,304 (44.1%) Net profit before taxes 13,294 23,993 (44.6%) 5 Based on 25.4 million shares outstanding 6 Based on 24.7 million shares outstanding 7 Based on 25.4 million shares outstanding 8 Based on 24.7 million shares outstanding

Depreciation and amortization	10,611	10,556	0.5%
Adjusted EBITDA	26,399	39,154	(32.6%)
Capital expenditures	11,334	6,955	63.0%

Specialty Waxes

Specialty Waxes net loss of $3.6 million in 2020 compared to a net loss of $31.2 million in 2019. Specialty Waxes had revenues of $36.3 million in 2020, a 4.7% increase from the same period of 2019. Revenues included $25.3 million of wax product sales and $11.0 million of processing revenues. Wax sales volumes in 2020 increased approximately 5.9% from the same period 2019. While product revenues and volumes increased in 2020 compared to 2019, customer demand for our specialty wax products was negatively impacted due to the COVID-19 pandemic. Average wax sales price remained relatively flat in 2020 compared to 2019. In 2019, planned maintenance turnaround at our Pasadena facility, along with outages at multiple wax feed suppliers, constrained specialty wax production and thereby sales volumes. In 2020, feed supply increased. Adjusted EBITDA for Specialty Waxes in 2020 was $2.0 million, compared to $(0.2) million for the same period in 2019.

Dollar amounts in thousands/rounding may apply	**YEAR ENDED DECEMBER 31,**		
	2020	**2019**	**% Change**
Product sales	$25,321	$24,571	3.1%
Processing fees	10,955	10,078	8.7%
Gross revenues	$36,276	$34,648	4.7%
Operating profit (loss) before depreciation and amortization	1,762	(24,333)	107.2%
Operating loss	(3,760)	(29,925)	87.4%
Net loss before taxes	(3,606)	(31,164)	88.4%
Depreciation and amortization	5,522	5,593	(1.3%)
Adjusted EBITDA	1,961	(207)	1,047.8%
Capital expenditures	2,017	3,124	(35.4%)

Utility Outages and Outlook

"Widespread utilities failures in Texas created after a cold front brought record low temperatures, snow and rolling blackouts across the state, caused disruptions for our suppliers, our customers and at our own facilities. Our South Hampton facility resumed operations on February 23rd while our TC facility began resuming operations on March 4th. Within the first quarter, the company is expecting the loss of sales volumes as well as repair costs to ancillary equipment. However, we expect continued growth as the economy recovers from the impacts of the pandemic along with pent-up demand from the first quarter weather outages to result in improved demand as we head into the second quarter," stated Mr. Quarles.

5

6 Earnings Call Tomorrow’s conference call, on March 9, 2021 at 10:00 am Eastern Time, will be simulcast live on the Internet, and can be accessed on the investor relations section of the Company's website at http://www.trecora.com/ or at https://edge.media-server.com/mmc/p/r9ttn5kj. A replay of the call will also be available through the same link. To participate via telephone, callers should dial in at least ten to fifteen minutes prior to the 10:00 am Eastern Time start; domestic callers (U.S. and Canada) should call +1-866-417- 5724 or +1-409-217-8234 if calling internationally, using the conference ID 2259714. To listen to the playback, please call 1-855-859-2056 if calling within the United States or 1- 404-537-3406 if calling internationally. Use pin number 2259714 for the replay. Use of Non-GAAP Measures This press release includes the use of non-GAAP financial measures of EBITDA from continuing operations and Adjusted EBITDA from continuing operations and provide reconciliations from our most directly comparable GAAP financial measure to those measures. We believe these financial measures provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. We also believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. These measures are not measures of financial performance or liquidity under GAAP and should be considered in addition to, and not as a substitute for, analysis of our results under GAAP. We define EBITDA from continuing operations as net income (loss) from continuing operations plus interest expense, income tax expense (benefit), depreciation and amortization. We define Adjusted EBITDA from continuing operations as EBITDA from continuing operations plus share based compensation, plus restructuring and severance expenses, plus impairment losses and plus or minus gains or losses on disposal of assets. These non-GAAP measures have been reconciled to the nearest GAAP measure for historical periods in the tables below entitled “Reconciliation of Selected GAAP Measures to Non- GAAP Measures. However, the Company is unable to reconcile its expectations regarding Adjusted EBITDA growth in 2021 to the most directly comparable GAAP measures without unreasonable efforts because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP measures for these periods but would not impact the non-GAAP measures. Forward-Looking Statements Some of the statements and information contained in this earnings press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company’s financial position, business

7 strategy and plans and objectives of the Company’s management for future operations and other statements that are not historical facts, are forward-looking statements. Forward- looking statements are often characterized by the use of words such as “outlook,” “may,” “will,” “can,” “shall,” “should,” “could,” “expects,” “plans,” “anticipates,” “contemplates,” “proposes,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” “intend,” or the negative of such terms and other comparable terminology, or by discussions of strategy, plans or intentions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, and other important factors that could cause the actual results, performance or our achievements, or industry results, to differ materially from historical results, any future results, or performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and factors include, but are not limited to the impacts of the COVID-19 pandemic on our business, financial results and financial condition and that of our customers, suppliers, and other counterparties; general economic and financial conditions domestically and internationally; insufficient cash flows from operating activities; our ability to attract and retain key employees; feedstock, product and mineral prices; feedstock availability and our ability to access third party transportation; competition; industry cycles; natural disasters or other severe weather events, health epidemics and pandemics (including the COVID-19 pandemic) and terrorist attacks; our ability to consummate extraordinary transactions, including acquisitions and dispositions, and realize the financial and strategic goals of such transactions; technological developments and our ability to maintain, expand and upgrade our facilities; regulatory changes; environmental matters; lawsuits; outstanding debt and other financial and legal obligations (including having to return the amounts borrowed under the Paycheck Protection Program or failing to qualify for forgiveness of such loans, in whole or in part); difficulties in obtaining additional financing on favorable conditions, or at all; local business risks in foreign countries, including civil unrest and military or political conflict, local regulatory and legal environments and foreign currency fluctuations; and other risks detailed in our latest Annual Report on Form 10-K, including but not limited to, “Part I, Item 1A. Risk Factors" and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations" therein, and in our other filings with the SEC. Many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic and other natural disasters such as severe weather events. There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements. In addition, to the extent any inconsistency or conflict exists between the information included in this earnings release and the information included in our prior releases, reports and other filings with the SEC, the information contained in this earnings release updates and supersedes such information. Forward-looking statements are based on current plans, estimates, assumptions and projections, and, therefore, you should not place undue reliance on them. Forward-looking

8 statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events. About Trecora Resources (TREC) TREC owns and operates a specialty petrochemicals facility specializing in high purity hydrocarbons and other petrochemical manufacturing and a specialty wax facility, both located in Texas, and provides custom processing services at both facilities. Investor Relations Contact: Jason Finkelstein The Piacente Group, Inc. 212-481-2050 trecora@tpg-ir.com

9 TRECORA RESOURCES AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS

10 TRECORA RESOURCES AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME

11 TRECORA RESOURCES AND SUBSIDIARIES RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES EBITDA from continuing operations and Adjusted EBITDA from continuing operations (thousands of dollars; rounding may apply) * Discontinued Operations only applicable within the Corporate segment